AGREEMENT OF PURCHASE AND SALE

                              THE CITY OF NEW YORK
                 DEPARTMENT OF CITYWIDE ADMINISTRATIVE SERVICES
                        1 CENTRE STREET, 20TH FLOOR NORTH
                            NEW YORK, NEW YORK 10007

                                        &

                           NATIONAL MICRONETICS, INC.
                                 71 SMITH AVENUE
                            KINGSTON, NEW YORK 12401

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                          Premises:  71-85 Smith Avenue
             A two-story steel-framed light manufacturing building
                       of approximately 82,678 square feet
                      (Section 56.025, Tax Block 4, Lot 39)
                               and a parking lot,
                              41-45 Railroad Avenue
                 (section 56.025, Tax Block 4, Lot P/O 45 ) and
                                 91 Smith Avenue
                   (Section 56.025, Tax Block 4, Lot P/O 48.1)
                        Kingston, Ulster County, New York
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                                      *****

NOVEMBER 4, 1998

      THIS AGREEMENT, dated as of _______, between National Micronetics, Inc., a corporation having an address at 71 Smith Avenue, Kingston, New York 12401 ("Seller") and The City of New York, a municipality acting by and through the Department of Citywide Administrative Services, having an address at One Centre Street, New York, New York 10007 ("Purchaser").

                              W I T N E S S E T H:

      Seller and Purchaser agree as follows:

      1. Premises. Subject to, and in accordance with, all terms and conditions, and based upon all representations and warranties set forth in this Agreement, on the Closing Date (hereinafter defined), Seller shall sell and convey to Purchase, and Purchaser shall purchase from Seller, the following (collectively, the "Premises"):

            (a) the land, more particularly described in Exhibit A and having the street address of 71-85 Smith Avenue (Section 56.025, Tax Block 4, Lot
      39), 41-45 Railroad Avenue (Section 56.025, Tax Block 4, P/O Lot 45) and 91 Smith Avenue (Section 56.025, Tax Block 4, P/O Lot 48.1) Kingston (Ulster County), New York (known collectively as the "Land");

            (b) all buildings and improvements situate on the Land (collectively, the "Building");

            (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award or any taking by condemnation for any damage to the Land by reason of a change of grade of any street or highway;

            (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; and

            (e) all right, title and interest of Seller, if any, in and to the fixtures and equipment that are attached to or appurtenant to the Building.


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

      2. Purchase Price. The purchase price is Two Million Four Hundred Thousand Dollars ($2,400,000), payable by Purchaser to Seller as follows:

            On the Closing Date (as hereinafter defined), by bank check drawn on a New York Clearing House member bank and payable to the direct order of such payee or payees as Seller may designate by notice to Purchaser delivered a reasonable time prior to the date of the Closing.

      3. Conditions Precedent.

            a. The obligations of Seller to sell the Premises on the Closing date shall be subject to the satisfaction, at the time of the Closing, of the following conditions (any of which may be waived by Seller): that Purchaser delivers to Seller each of the items required to be delivered by Purchaser and takes all of the actions required to be taken by Purchaser under Section 6 and
(B) Purchaser shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing Date.

            b. The obligations of Purchaser to purchase the Premises on the Closing Date shall be subject to the satisfaction, at the time of such Closing, of the following conditions (any of which may be waived by Purchaser): (A) that the representations and warranties of Seller set forth in Section 8 were true and correct in all material respects when made and are true and correct in all material respects on the Closing Date, (B) that Seller delivers to Purchaser each of the items required to be delivered by Seller and takes all of the actions required to be taken by Seller under Section 6, and (C) Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing Date.

      4. Title Exceptions. Purchaser shall obtain a title report from a reputable title insurance company for the Premises and immediately deliver a copy thereof to Seller within ten (10) days after mutual execution and delivery of this Agreement. Purchaser waives any objection to and agrees to accept the Permitted Exceptions set forth in Exhibit B hereto.

            a. Upon receipt of such notice, Seller shall have the right, but not the obligation, to seek to eliminate, cure or correct such exceptions to title. Seller shall notify Purchaser of its election not later than seven (7) days after receipt of Purchaser's notice. If Seller elects to seek to cure or correct same, then (1) Seller shall have the right to adjourn


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

the Closing Date for the Premises for such period, not to exceed one hundred twenty (120) days as shall, in Seller's discretion reasonably exercised, be required in order to cure such exceptions to title, and (2) if such exceptions to title can only be satisfied by the payment of money, Seller shall be entitled to apply a portion of the purchase price payable on such Closing Date in order to cure or correct same. If Seller fails to notify Purchaser of its election to either seek or not to seek to cure such exceptions to title, Seller shall be deemed to have elected to cure same.

            b. If Seller elects not to cure all exceptions to title on the Premises, Purchaser may, at its election, (1) proceed with the Closing and take title to the Premises subject to such exceptions to title provided Purchaser and Seller have agreed upon a reasonable reduction of the Purchase Price, or (2) terminate this Agreement by written notice to Seller, in which case neither party shall have any further obligation to the other under this Agreement.

      5. Closing Date. The consummation of the sale of Premises (the "Closing") shall take place at the offices of the Purchaser at 100 Church Street, New York, NY 10007 at 10:00 A.M. on a day not later than ninety (90) days after mutual execution of this Agreement on such date as may be determined by mutual agreement between Seller and Purchaser.

      6. Closing Deliveries. At the Closing, the following actions shall be taken, all of which will be deemed taken simultaneously and no one of which will be deemed completed until all have been completed:

      A. Seller shall deliver to Purchaser:

                  (i) a bargain and sale deed with covenants against grantor's acts, including the covenant in the form required by Subdivision 5 of
      Section 13 of the Lien Law in proper statutory form for recording, duly executed and acknowledged by Seller so as to convey title to the Purchaser in fee simple absolute, free and clear of all liens and encumbrances except as herein stated;

                  (ii) a check to the order of Purchaser or the appropriate recording officers for the amount of the New York State transfer tax payable by reason of delivery of the deed, together with any required tax return executed by Seller;

                  (iii) a certification of Non-Foreign Status under FIRPTA;


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

                  (iv) the originals, to the extent in Seller's possession, of all agreements affecting the Premises, plans, drawings, surveys, warranties, licenses and permits;

                  (v) any and all documents, affidavits and agreements reasonably required to issue a title policy from a reputable title insurance company;

                  (vi) a Certificate of Occupancy valid for the existing use of the Premises;

                  (vii) a Subdivision Map of Section 56.025, Tax Block 4, P/O Lots 45 and 48.1 approved by the City of Kingston and all applicable governmental authorities (the "Parking Lot"), which lot shall provide Purchaser with at least one hundred sixty (160) parking spaces as shown on the schematic plan attached hereto as Exhibit C. Seller acknowledges that such Subdivision Map must comply with all applicable regulations or ordinances with respect to the amount of parking spaces allocated to the Premises. In the event the City of Kingston or applicable governmental authority makes approval of the Subdivision Map subject to the provision of additional parking spaces, then Seller shall revise the Subdivision Map, subject to Purchaser's reasonable approval, to provide the required additional parking spaces; and

                  (viii) demolish the passageway between the Premises and the adjacent structure and repair per the scope of work attached hereto as Exhibit D.

      B. Purchaser shall (i) pay the purchase price and (ii) complete and execute, to the extent necessary, the returns delivered by Seller and cause the same, together with the checks delivered by Seller, to be remitted to the appropriate offices promptly after the Closing.


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

      C. Purchaser agrees to accept a title such as a reputable title company will insure, subject only to the exceptions and conditions contained in this contract, at such title company's regular rates and without special endorsement.

      D. Seller and Purchaser shall apportion the following on an accrual basis as of midnight on the day preceding the Closing:

            (a) real estate taxes, water charges and sewer rents; and
            (b) utilities and fuel, if any, and vault charges, if any.

            Seller shall furnish a reading to a date not more than ten (10) days prior to the Closing for any water meter on the Premises and the unfixed meter charge and sewer rent, if any, for the intervening time shall be apportioned on the basis of such reading.

      7. Violations. All notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by the Departments of Housing Preservation and Development, Buildings, Fire, Labor, Health or any other state or municipal department having jurisdiction against or affecting the Premises shall be complied with by Seller and the Premises shall be conveyed free of the same, and this provision shall survive the Closing. Seller shall furnish Purchaser with any required authorizations to make the necessary searches therefor. Any violations shall be considered a title exception and allow Seller or Purchaser the same right to eliminate, cure or correct such violation as if such violation was a title exception under Section 4.

      8. Representations.

      8.1 (a) The Seller has full power, authority, legal right and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement, including, without limitation, all agreements to be executed in connection herewith by the Seller, have been or by closing will have been effectively authorized by all necessary action, corporate or otherwise, by the Seller, including, without limitation, any authorization by the board of directors and shareholders of the Seller required by state law and constitute, or upon execution will constitute, legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms.

            (b) True and complete copies of all deeds, title insurance policies, surveys, mortgages, agreements and other documents granting to Seller title to, or an interest in, or otherwise affecting the Premises (the "Title Documents") have been delivered to the Purchasers. With respect to the title Documents, no breach or event of default on the part


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of Seller, no breach or event of default on the party of any other party thereto and no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default under any term, covenant or condition of such Title Documents, have occurred and are continuing unremedied.

            (c) Seller has good and marketable title in fee simple to the Premises and to all plants, buildings and improvements thereon, free and clear of any mortgages, liens, security interests, claims, charges imperfections of title, encroachments, easements, rights-of-way, squatters' rights, encumbrances, covenants, conditions or restrictions, except for the Permitted Exceptions or which are disclosed in the title report and which are Seller's obligation to pay at or prior to the Closing.

            (d) The Premises and buildings and improvements being sold to the Purchaser, and the operation or maintenance thereof as operated and maintained, do not (i) contravene any zoning or building law or other administrative regulation, including, but not limited to, fire, health and safety; or (ii) violate any covenants or applicable federal, state or local law. All of the equipment being sold to the Purchaser is in working order.

            (e) There is no pending or threatened condemnation or eminent domain proceeding with respect to, or that could affect, the Premises.

      8.2 (a) (i) Seller, nor to best knowledge of Seller, has any previous owner, tenant, occupant or user of the Premises, engaged in or allowed any operation or activity upon, or any use or occupancy of, the Premises for the purpose of, or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials as defined in Section 8.2(9b) on, under, in or in or about the Premises, or transported any Hazardous Materials to, from or across the Premises. No Hazardous Materials currently are produced, constructed, deposited, stored or otherwise located on, under, in or about any premises.

                 (ii) No asbestos in any form is constructed, placed, deposited, stored, disposed of or located on the Premises.

                (iii) No Hazardous Materials have migrated or, due to their location, threaten to migrate, from the Premises upon or beneath other properties, and no Hazardous Materials have migrated or, due to their location, threaten to migrate, from other properties upon or beneath the Premises.

                 (iv) No underground improvement, including, without limitation, treatment


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or storage tank or water, gas or oil well, is or ever has been located on the
Premises. All inoperable water, gas or oil wells, if any, have been filled and/or capped in full compliance with all Environmental Requirements (as defined in Section 8.2(b)). All underground storage tanks, if any, have been exhumed and disposed of, and all contaminated portions of the Premises, if any, and ground water have been remediated in full compliance with all Environmental Requirements to the satisfaction of the appropriate Governmental Authority.

                  (v) No polychlorinated biphenyl ("PCBs") or transformer, capacitor, ballast or other equipment containing PCBs at levels in excess of fifty (50) parts per million or insulating material containing urea formaldehyde is constructed, placed, deposited, stored, disposed of or located on the Premises.

                 (vi) The Premises and all current and, to the best knowledge of the Seller, past activities thereon, including without limitation, the use, maintenance and operation of the Premises and all activities and conduct of business related thereto, currently comply and, to the best knowledge of the Seller, at all times in the past have complied with all Environmental Requirements.

                (vii) Seller, nor to the best knowledge of the Seller, has any prior owner or occupant of the Premises, received any notice or other communication concerning or has any knowledge of (A) any violation or alleged violation of Environmental Requirements or (B) any liability or alleged liability for environmental damages in connection with the Premises. No writ, injunction, decree, order or judgment relating to the foregoing is outstanding. To the best knowledge of the Seller, there is no lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or threatened relating to the ownership, use, maintenance or operation of the Premises, or relating to any alleged violation of any applicable Environmental Requirements or the presence on the Premises of any Hazardous Materials.

            (b) For the purposes of this Agreement, including without limitation, all other agreements to be executed in connection herewith by the
Seller:

                  (i) "Hazardous Materials" means any substance: (A) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action or policy or common law;
(B) that is or becomes defined as a "hazardous waste" or "hazardous substance" under any federal, state or local state, regulation or ordinance; (C) that is toxic, explosive, corrosive, flammable, ignitable, reactive, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board or


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instrumentality; (D) the presence of which on the Premises causes or threatens to cause a nuisance upon the Premises or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Premises; (E) the presence of which on adjacent properties could constitute a trespass by the Seller; (F) that contains gasoline, diesel fuel or other petroleum hydrocarbons; provided, however, that this definition shall not include gasoline, diesel fuel or other petroleum hydrocarbons that are used in the ordinary course of the land user's operations in a manner consistent with industry practice and in compliance with all Environmental Requirements; or (G) that contains PCBs, asbestos or urea formaldehyde foam insulation.

                 (ii) "Environmental Requirements" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, now in effect, for all governmental agencies, departments, commissions, boards, bureaus or instrumen- talities, having jurisdiction and all covenants running with the land that relate to the existence, handling, manufacture, treatment, storage, use, generation, release, discharge, refining or disposal of Hazardous Materials on, under, in or about the Premises.

                (iii) "Governmental Authority" means any court, agency, commission, board or other administrative or governmental body of the United States.

            (c) the Seller has complied in all material respects with all Environmental Requirements. Following Closing, the Purchaser assumes all responsibility for Environmental Requirements with respect to Hazardous Materials brought upon the Premises after such Closing and Seller shall have no responsibility or liability therefor following Closing.

      9. Damages. In the event this Agreement is terminated due to either party's default in the performance of its obligation hereunder, then, if Seller is the defaulting party, Purchaser shall be entitled to pursue any and all remedies available at law or in equity, including, but not limited to, specific performance. In the event Purchaser is the defaulting party, then the parties have agreed that three percent (3%) of the purchase price shall be paid to Seller as agreed upon liquidated damages, it being acknowledged that Seller's damages from Purchaser's default might be impossible to ascertain, and that this amount constitutes a fair and reasonable amount for Seller's damages and is not a penalty. Thereafter, neither party shall have any responsibility or obligation to the other under or pursuant to this Agreement.

      10. Entire Agreement. This Agreement is not to be recorded and may not be


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

changed, modified or terminated except by written instrument executed by the parties hereto. This Agreement, including the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto. This provision shall survive the Closing.

      11. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of New York.

      12. Jurisdiction. The parties hereto irrevocably and unconditionally submit themselves to the general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and the appellate courts thereof, in any legal action or proceeding arising under this Agreement or in any way related hereto.

      13. Non-Waiver of Rights. No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach hereof.

      14. Rules of Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

      15. Exhibits. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and are incorporated herein by this reference.

      16. Pronouns; Joint and Several Liability. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require. If the Purchaser consists of two or more parties, the liability of such parties shall be joint and several.


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

      17. Further Assurances. Seller and Purchaser each agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the sale or any other agreement contained herein in the manner contemplated hereby.

      18. No Assignment. Purchaser shall have no right to assign this Agreement or its rights hereunder without the express written consent of Seller.

      19. Notices. Any notice required to be given shall be in writing and shall be sent by facsimile and certified mail return receipt requested, or by facsimile and nationally recognized overnight carrier, and addressed to Purchaser or to Seller at the addresses set forth below:

                     Assistant Commissioner for Acquisitions
                 Department of Citywide Administrative Services
                        Division of Real Estate Services
                        1 Centre Street, 20th Floor North
                               New York, NY 10007
                               Fax: (212) 669-2030

                                       and

                               Heehwan Lee, Ph.D.
                           National Micronetics, Inc.
                                 71 Smith Avenue
                               Kingston, NY 12401
                              Fax:  (914) 338-0377


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

Either party may change its address as set forth herein by notice to the other in the manner provided for herein. Notice shall be deemed given as of the day of mailing or, if by facsimile, then as of the time stamp confirmation of the sending machine.

      20. Attorney's Fees. Should either party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged default under or breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, then, each party shall bear the responsibility for its own fees and costs, including legal fees incurred in any such action.

      21. Titles and Headings. Titles and headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

      22. Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

      23. Brokerage Fees. Seller represents to Purchaser that it has not dealt with any broker in connection with this Agreement other than Julien J. Studley, Inc., and Wm Morrison Realty (collectively, the "Brokers"). Seller shall pay any commission owing to the Brokers pursuant to separate written agreements. Seller hereby indemnifies and holds Purchaser harmless against all loss, damage, liability, cost and expense of any nature (including reasonable attorney's fees and disbursements) based on any claim by any party other than the Brokers with whom Seller or its agent or representative have dealt for a commission or other compensation in connection with this Agreement which is based on the actions of Seller or its agents or representatives. The indemnified party shall (i) cooperate with the indemnifying party in any defense and (ii) not settle a claim, liability or action for which the indemnifying party has the obligation to defend or indemnify without the indemnifying party's consent. The foregoing indemnifications shall survive any expiration or termination of this Agreement.

      24. Acknowledgements of Purchaser Re Inspection of Premises. Purchaser acknowledges that: Purchaser has inspected the Premises, is fully familiar with the physical condition and state of repair thereof and, subject to the provisions of Section 7 and Section 8, shall accept the Premises "AS IS" and in their present condition, except as set forth in Exhibit "D" and subject to reasonable use, wear, tear and natural deterioration between now and the Closing date, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this Agreement. Seller shall bear risk


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

of loss due to fire, flood or other casualty, and, in the event of such loss or damage, Purchaser shall have the right to cancel the sale.

      25. Limitation on Survival of Representations, Warranties, Covenants and Other Obligations.

            (a) Except as otherwise provided in this Agreement, no representations, warranties, covenants or other obligations of Seller set forth in this Agreement shall survive the Closing and no action based thereon shall be commenced after the Closing.

            (b) The delivery of the deed by Seller and the acceptance thereof by Purchaser shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this Agreement to survive the Closing.

      IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on the date first above written.

                        SELLER:     NATIONAL MICRONETICS, INC.

                                    By:
                                       ---------------------------------
                                       Name:  Heehwan Lee
                                       Title: Vice President and Chief
                                              Operations Officer

                        PURCHASER:  THE CITY OF NEW YORK

                                    By:
                                       ---------------------------------
                                       Name:  Lori Fierstein
                                       Title: Deputy Commissioner
                                              Department of Citywide
                                              Administrative Services

APPROVED AS TO FORM:


--------------------------
Acting Corporation Counsel


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